Exhibit 10.18

LEASE AGREEMENT
BETWEEN
CIGG, LLC
Landlord
AND
CYGNUS TECHNOLOGIES, LLC
Tenant
DATED: June 11, 2021

LEASE
THIS LEASE (this “Lease”) is entered into this June 11, 2021 (the date of execution of this Lease by authorized parties of Landlord and Tenant shall be the “Effective Date”), by and between CIGG, LLC, a North Carolina limited liability company, having its principal place of business at 3514 South College Road, Wilmington, North Carolina, as landlord (“Landlord”), and CYGNUS TECHNOLOGIES, LLC, a Delaware limited liability company, authorized to conduct business in North Carolina, 4332 Southport Supply Rd, SE, Southport; NC 28461, as tenant (“Tenant”).
1.DEMISED PREMISES. Landlord covenants and warrants that prior to the Completion Date (as defined below), it will own lawful fee simple title to those certain premises located within the City of Leland, County of Brunswick, State of North Carolina, and more particularly described by the legal description attached hereto and made a part hereof as Exhibit “A” (the “Land”), and as shown on the ALTA survey attached hereto and made a part hereof as Exhibit “B”.
Landlord hereby leases to Tenant the Land, and entire Building and other improvements to be constructed on the Land pursuant to the terms herein, together with all the rights, easements and interests appurtenant thereto (collectively, the “Demised Premises”), on the terms and conditions contained herein. This Lease is intended as, and shall constitute, an agreement of lease, and shall not be construed as conveying to Tenant any right, title or interest in or to the Demised Premises other than a leasehold estate.
The rentable area (“Rentable Area”) of the Demised Premises shall be determined by Landlord’s architect measured from the outside walls. Landlord’s architect shall deliver to Landlord and Tenant a certificate stating such Rentable Area calculated in accordance with the immediately preceding sentence as soon as practicable following the Completion Date. Within thirty (30) days after the Completion Date, Tenant shall have the right, but not the obligation, to have its architect or contractor measure the Rentable Area of the Demised Premises in accordance with the abovementioned standard of measurement. If Tenant’s architect or contractor determines that the Rentable Area of the Demised Premises is less than the Rentable Area of same as determined by Landlord’s architect, then the parties shall seek to resolve the difference, provided that either Tenant or Landlord shall have the right to submit any such dispute to arbitration in accordance with this Lease. Upon the final determination of the Rentable Area, the Rent, the Tenant Improvement Allowance and any other item of this Lease calculated based on the Rentable Area shall be appropriately adjusted.
2.CONSTRUCTION OF IMPROVEMENTS BY LANDLORD. Landlord covenants that it shall Complete on or prior to the Fixed Completion Date (as defined below), at its sole cost and expense, in a diligent and good working manner and in compliance with all Laws, Permitted Encumbrances and the Tenant Final Approved Plans, the construction of (i) an approximately 45,156-square foot, two-story office building to Warm Vanilla Shell condition (as defined in Section 6 below), including, without limitation, construction and installation of core and shell, base building electrical, mechanical, plumbing, heating, ventilation, air. conditioning and life safety systems (the “Building”), (ii) all site improvements, including, without limitation, any and all roads, sidewalks, curb cuts, paved parking areas equipped with two electric vehicle charging stations and sufficient number of parking spaces to comply with Laws, ingress and egress drive lanes, utilities, landscaping and make all other improvements required by Laws and the Tenant Final Approved Plans (collectively, the “Site Improvements”) and (iii) the Required Tenant Improvements (as defined in Section 6 below), (such work under (i), (ii) and (iii) is collectively referred to herein as “Landlord’s Work”). Landlord shall post all bonds, secure and pay for all permits, and pay all inspection fees for Completion (as defined below) of Landlord’s Work. Tenant shall at all reasonable times have access to and the right to inspect construction of Landlord’s Work and the elements thereof, wherever and by whomever same take place.
The preliminary site plan attached hereto as Exhibit “C” (the “Preliminary Site Plan”) identifies the general location of the improvements comprising Landlord’s Work and is subject to modification as provided in Section 3. The Tenant Final Approved Plans shall contain the final approved site plan.
The term “Laws” shall mean all laws, statutes, ordinances, rules and regulations, orders and other governmental requirements applicable to the Demised Premises of any municipal, county, state, federal, or other government agency or authority having jurisdiction over the parties to this Lease or the Demised Premises, or both.
3.CONSTRUCTION PLANS.
(A)Landlord’s Proposed Plans. Within sixty (60) days after the Effective Date, Landlord shall furnish Tenant a complete set of design drawings and specifications for Landlord’s Work, which will include a site plan, topographical data, a landscape plan, and set of construction drawings and budget for the Required Tenant Improvements (“Landlord’s Proposed Plans”) of Landlord’s Work, without material deviation from the Preliminary Site Plan. Tenant shall (i) approve, or (ii) approve subject to specified modifications, or (iii) disapprove Landlord’s Proposed Plans, in writing within fifteen (15) days of Tenant’s receipt of same. Landlord shall make those changes which are requested by Tenant and shall within ten (10) days of its receipt of such request submit the revised portion of the Landlord’s Proposed Plans. Tenant shall notify Landlord in writing whether it approves of the resubmitted

Landlord’s Proposed Plans within five (5) business day after its receipt thereof. This process shall be repeated until the Landlord’s Proposed Plans have been finally approved by Landlord and Tenant.
(B)Tenant’s Approval of Landlord’s Proposed Plans. Landlord’s Proposed Plans as approved by Landlord and Tenant shall be referred to as the “Tenant Initial Approved Plans”. Upon Tenant’s approval of Landlord’s Proposed Plans, Tenant shall complete and execute Schedule I, attached hereto, which shall identify the Tenant Initial Approved Plans with specificity.
(C)Governmental Approved Plans. Landlord shall promptly present the Tenant Initial Approved Plans for approval to all governmental agencies having jurisdiction over Landlord’s Work and whose approval is required for construction of same (the “Applicable Governmental Agencies”). The Tenant Initial Approved Plans as approved by the Applicable Governmental Agencies shall be referred to as the “Governmental Approved Plans”. Landlord shall promptly deliver to Tenant the Governmental Approved Plans together with (a) a summary of changes, or statement that no changes were made, from the Tenant Initial Approved Plans, and (b) evidence of governmental approval. If the Tenant Initial Approved Plans were approved by Applicable Governmental Agencies without change or revision, Tenant shall accept the plans as the Tenant Final Approved Plans (as defined below). If Governmental Approved Plans materially differ from the Tenant Initial Approved Plans, Tenant shall notify Landlord, in writing within fifteen (15) days of its receipt of Governmental Approved Plans: either (a) that Tenant accepts the Governmental Approved Plans as the Tenant Final Approved Plans; or, (b) that Tenant rejects the Governmental Approved Plans and identifying the reasons for Tenant’s rejection. In the event that Tenant rejects the Governmental Approved Plans, Landlord shall, for a period not to exceed one hundred twenty (120) days following the date of Tenant’s rejection notice (the “Modification Period”), diligently pursue modifications to satisfy both Laws and Tenant. If during the Modification Period, plans cannot be prepared which meet the requirements of Laws and Tenant, then Landlord shall notify Tenant in writing and Tenant shall have thirty (30) days after the receipt of Landlord’s notice to either accept the Governmental Approved Plans or terminate this Lease, in which case neither party shall have further liability or obligation to the other.
(D)Tenant Final Approved Plans. “Tenant Final Approved Plans” shall mean those plans approved by the Applicable Governmental Agencies and which are accepted by Tenant. The Tenant Final Approved Plans shall be incorporated into this Lease by reference. The Tenant Final Approved Plans, as same may be modified pursuant to Section 4, shall be the controlling documents for the construction of Landlord’s Work. Any substitutions or variations from the Tenant Final Approved Plans must be approved in writing by Tenant.

4.CHANGE ORDERS. Tenant may, at any time before the Completion Date, order additions to, deletions from, or alterations of Landlord’s Work (a “Change Order”). Before any Change Order is made, Tenant shall specify the Change Order in detail and in writing. Promptly after receipt of the written specifications for the Change Order, Landlord shall submit to Tenant a detailed change order memorandum (a “Change Order Memorandum”) itemizing the estimated Actual Cost (as defined below) of the proposed Change Order, and the impact to the Construction Commencement Date and Fixed Completion Date, if any, necessary to implement the Change Order. Tenant shall promptly either execute and return such Change Order Memorandum or notify Landlord in writing that it retracts the Change Order request. Only a fully executed Change Order Memorandum shall be binding on Tenant and such Change Order Memorandum shall be incorporated by reference into the Tenant Final Approved Plans upon full execution of same.
The cost or savings of change orders shall be equal to the Actual Cost to Landlord of the Change Order. As used herein, “Actual Cost” shall mean design fees, if any, and the cost of direct labor, materials, equipment, supervision fee (not to exceed seven percent (7%) of the cost of Landlord’s Work), permits and any additional fees associated with the Change Order, if any. Upon Tenant’s execution and delivery of the Change Order Memorandum, Landlord shall deliver to Tenant a detailed accounting for such change order showing the Actual Cost, together with supporting invoices and other documentation therefor, and Tenant shall pay such amounts within thirty (30) days after receipt thereof.
5.ZONING AND APPROVALS. Landlord represents and warrants to Tenant that, as of the Rent Commencement Date, all of Landlord’s Work shall be Completed in compliance with all applicable Laws and Permitted Encumbrances and Tenant’s intended use of the Demised Premises as an office and medical laboratory facility (collectively, “Tenant’s Intended Use”) shall be permitted by and in compliance with all Laws and Permitted Encumbrances.
(A)Zoning. Landlord shall secure, at Landlord’s cost and expense, any zoning approvals required for Tenant’s Intended Use and shall, prior to commencing construction, deliver to Tenant a zoning letter from the Town of Leland, Planning and Zoning Department confirming that the zoning designation of the Demised Premises permits Tenant’s Intended Use (the “Zoning Letter”).
(B)Approvals. Landlord shall secure and pay for all approvals required for Tenant’s occupancy of the Demised Premises; provided, however, Tenant shall obtain all licenses required to operate its business. In the event a loss is suffered due to Landlord’s failure to obtain any approval required by this Lease, Landlord shall indemnify and hold the Tenant Indemnitees (as defined in Section 24) harmless from and against any and all claims, expenses (including, but not limited to, attorneys’ fees), costs, liabilities, damages, causes of action or judgments which may arise or come about by Landlord’s failure to obtain any approvals that were required for tenant’s occupancy of the Demised Premises or use of the Demised Premises for Tenant’s Intended Use.
(C)Mutual Cooperation. Landlord and Tenant shall, upon the request of the other and at no cost to the requested party, cooperate with the requesting party in securing any variance(s) or approval(s) sought by the requesting party in connection with the development of the Land as required under this Lease and the occupancy and use of the Demised Premises or the operation of business thereon. Such cooperation may include but shall not be limited to signing any application and/or appearing at any hearing or before any board or commission as may be required.
6.CONSTRUCTION COMMENCEMENT AND CONSTRUCTION COMPLETION.
(A)Commencement. Landlord shall acquire fee simple title to the Land and commence construction of Landlord’s Work no later than thirty (30) days after the issuance of a building permit by the Building Inspection department with jurisdiction over same, and provided that Tenant provides all information necessary for Landlord to complete the building plans within thirty (30) days of the Effective Date, then construction shall commence no later than the date that is one hundred fifty (150) days after the Effective Date (the “Construction Commencement Date”). If Landlord has not acquired fee simple title to the Land and commenced construction of Landlord’s Work by the Construction Commencement Date, except for delays caused by a Force Majeure Event (as defined in Section 36 below) Tenant may terminate this Lease by providing written notice to Landlord, such termination to be effective on the date that is sixty (60) days following the date of such notice unless Landlord provides Tenant with reasonably sufficient evidence in writing that Landlord has acquired fee simple title to the Land and construction of Landlord’s Work has commenced prior to the expiration of such sixty (60) day period following the date of Tenant’s notice, in which case Tenant’s termination notice shall become null and void and shall be of no further force and effect. Commencement of construction shall be deemed to have occurred when Landlord makes its first physical alteration to the Land provided Landlord continues to pursue meaningful progress on the construction of Landlord’s Work.
(B)Definitions. Landlord’s Work shall be deemed “Complete”, “Completed” or to have achieved “Completion” (or any other grammatical variation thereof) when Landlord’s Work has been constructed in accordance with all Laws, Permitted Encumbrances and the Tenant Final Approved Plans, subject only to the completion of punch-list items which can be corrected or completed without interference with Tenant’s use or occupancy of the Demised Premises (as determined by Tenant), as evidenced by receipt of (i) an AIA certificate of substantial completion from Landlord’s architect for

Landlord’s Work confirming its substantial completion in accordance with the Tenant Final Approved Plans and (ii) a Certificate of Compliance and Certificate of Occupancy, as applicable, or its equivalent required by applicable Laws for occupancy and use of all Landlord’s Work. That date Landlord Completes Landlord’s Work shall be referred to herein as the “Completion Date”. If Tenant initially occupies the Demised Premises following receipt of a Temporary Certificate of Occupancy, Landlord agrees to diligently pursue a final Certificate of Occupancy as soon as reasonably practicable thereafter.
(C)Completion Deadlines. Landlord shall provide to Tenant written notice no fewer than thirty (30) days prior to the date that Landlord anticipates that Landlord’s Work will be Complete (the “30-Day Notice”). Landlord covenants that Landlord’s Work shall be Completed by the date identified in the 30-Day Notice, but not later than three hundred sixty (360) days after the Effective Date (the “Fixed Completion Date”). If the Completion Date does not actually occur on or before the Fixed Completion Date, Tenant may terminate this Lease by written notice to Landlord and effective as of the date of such notice, this Lease shall be of no further force and effect. In addition and notwithstanding the generality of the foregoing, in the event that Landlord’s Work is not Completed within thirty (30) days after the Fixed Completion Date, Tenant shall receive a credit against the Base Rent due hereunder equal to one (1) day of Base Rent with respect to the Demised Premises for each day that elapses between the Fixed Completion Date, and the Completion Date, which credit(s) shall be applied to the Base Rent payments due following the Rent Commencement Date.
(D)Tenant Specific Upfit. Landlord shall be solely responsible for the cost of constructing the Building and the Demised Premises to “Wann Vanilla Shell” condition as part of the construction of the Building, as set forth above in the definition of “Landlord’s Work”. As used in this Lease, the term “Wann Vanilla Shell” condition shall mean the completed construction of the Building shell with sheet rock and electrical outlets on all four perimeter walls, dropped ceilings with lighting, plumbing/restrooms, flooring treatment, elevator and stairs. Tenant agrees that the Tenant’s upfits to the Building in excess of “Warm Vanilla Shell” condition are unique to Tenant’s use of the Building, and require specialized design and materials (the “Required Tenant Improvements”). Accordingly, Landlord shall provide Tenant a construction allowance relative to the construction of the Required Tenant Improvements (i.e., those improvements to be made to the Demised Premises as part of Landlord’s Work in excess of Warm Vanilla Shell condition of the Building) in an amount not to exceed EIGHTY DOLLARS ($80.00) per Rentable Area of the Demised Premises (the “Tenant Improvement Allowance”). Promptly following the date hereof, Tenant will work with Landlord’s space planner to develop a space plan for the Required Tenant Improvements that is reasonably acceptable to Landlord (the “Space Plan”). Following mutual approval of the Space Plan, Landlord shall submit to Tenant, as part of the Landlord Proposed Plans, a. set of construction drawings, a cost budget for the Required

Tenant Improvements consistent with the approved Space Plan, and bids, contracts or estimates supporting the cost budget. Tenant may propose changes to the scope of Required Tenant Improvements in accordance with the procedure relative to the review and approval of the Landlord’s Proposed Plan pursuant to Section 3 above. If the estimated budget of actual costs to construct the Required Tenant Improvements are expected to exceed the Tenant Improvement Allowance the Tenant shall be allowed to notify Landlord of any items in the Tenant Final Approved Plans that Tenant desires to change within five (5) business days after Landlord’s notice thereof to Tenant. Tenant agrees that upon completion of the Required Tenant Improvements and delivery of the Demised Premises to Tenant by Landlord, Tenant shall reimburse Landlord for the Actual Costs incurred by Landlord in completing the Required Tenant Improvements that exceed the Tenant Improvement Allowance. Landlord agrees to provide Tenant a detailed itemization of the Required Tenant Improvements installed by Landlord together with receipted paid bills therefor, it being understood and agreed that Tenant is responsible for all costs and expenses incurred by Landlord which exceeds the Tenant Improvement Allowance.
(E)Punchlist. Within seven (7) days after the Completion Date, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Demised Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Landlord’s Work. Landlord shall complete all punch-list items and shall provide Tenant with evidence of the completed punch-list within thirty (30) days after the Completion Date.
(F)Early Access. If and to the extent permitted by Laws, Tenant shall have the right to enter the Demised Premises after receipt of the 30-Day Notice in order to move and install furniture, fixtures and equipment and otherwise prepare the Demised Premises for operation of business. During any such early entry in the Demised Premises, Tenant shall comply with all terms of this Lease except for the obligation to pay Rent until the occurrence of the Rent Commencement Date. Any such early entry shall not interfere with Landlord’s construction activities, nor shall it impair Landlord’s ability to timely procure a Certificate of Occupancy or Certificate of Compliance from the governmental agency with jurisdiction of same.
7.CONSTRUCTION WARRANTIES.
(A)One-Year Warranties. Landlord shall remedy, at its sole cost and expense, any defects due to defective workmanship, materials or equipment and pay for any damage to other portions of Landlord’s Work resulting from such defects and/or the remedying thereof, which shall be discovered within one year following the Completion Date (“Landlord’s One-Year Warranty”). In addition to and not in lieu of Landlord’s One-Year Warranty, Landlord shall furnish to Tenant, without demand, no later than sixty (60) days after the Completion Date, a written warranty from Landlord’s general contractor, for the benefit of Tenant, of all workmanship, materials and equipment provided to construct the Building, Landlord’s Work and the Required Tenant Improvements for a period of one (1) year commencing on the Completion Date (“Contractor’s One-Year Warranty”). Nothing contained in this Section shall be construed to establish a period of limitation with respect to other obligations which Landlord may have under the Tenant Final Approved Plans. Establishment of the Landlord’s One-Year Warranty and the Contractor’s One-Year Warranty relate only to the specific obligation to correct defective work, and has no relationship to the time within which the obligation to comply with the Tenant Final Approved Plans may be sought to be enforced, nor to the time within which proceedings may be commenced to establish Landlord’s liability with respect to Landlord obligations other than specifically to correct defective work. Tenant shall give Landlord notice of observed defects with reasonable promptness. Landlord shall replace or remedy the defective work within thirty (30) days after the date of Tenant’s written notice to Landlord. Should Landlord fail to replace or remedy the defective work within such thirty (30) day period, Tenant shall have the right to make such corrections and Landlord expressly authorizes Tenant to offset the cost thereof against future rent payments.
(B)Equipment Warranties. Landlord shall secure (i) the manufacturer’s warranty for the roof, including materials and labor, for a period of at least fifteen (15) years from the Completion Date, and (ii) the manufacturer’s warranty for the HVAC compressors and heat exchangers for a period of at least five (5) years from the Completion Date.
8.TERM. The initial term of this Lease shall commence on the Rent Commencement Date and expire on the last day of the calendar month that is ten (10) years following the Rent Commencement Date (the “Initial Term”) unless sooner terminated as permitted herein. Provided Tenant is not then in default of this Lease beyond any applicable notice and cure periods and Tenant or its Permitted Assignee has continuously leased the Demised Premises in good faith throughout the Term of this Lease, Tenant shall have the right to extend the term of this Lease for four (4) successive periods of five (5) years each (each an “Extension Term”), upon the same terms and conditions as herein set forth, except as to number of Extension Terms remaining and Rent payable for such Extension Term. The Initial Term together with any Extension Term, properly exercised, shall be referred to as the “Term”. Tenant may extend the Term of this Lease for an Extension Term only by giving Landlord written notice thereof not less than one hundred eighty. (180) days prior to the expiration of the Initial Tenn, or of any Extension Tenn, as applicable. In the event Tenant does not give notice exercising its right to extend the Tenn of this Lease, Tenant waives its right to all subsequent Extension Tenns.
9.RENT.

(A)Rent. The rent provided in this Lease shall commence upon the date the Landlord delivers the Demised Premises to Tenant with Landlord’s Work Completed (the “Rent Commencement Date”). Promptly following the Rent Commencement Date, Tenant shall execute the acknowledgement of the Rent Commencement Date in substantially the form attached to the Lease as Exhibit “F” and made a part thereof, acknowledging, among other things, that Tenant has accepted the Demised Premises. The base rent (“Base Rent”) during the first Lease Year (as defined below) of the Tenn shall be TWENTY-FIVE DOLLARS ($25.00) per square foot of Rentable Area of the Demised Premises. Thereafter, Rent shall increase annually during the Tenn (including, without limitation, any properly exercised Extension Term) by two and one-half percent (2.5%) over the Base Rent of the prior year. By way of example, the Base Rent in the second Lease Year shall increase to TWENTY-FIVE AND 63/l00THS DOLLARS ($25.63) per square foot; Base Rent in the third Lease Year shall increase to TWENTY SIX AND 27/l00THS DOLLARS ($26.27) per square foot, and so forth. The term “Lease Year” shall mean each 12-month period of the Term commencing on the Rent Commencement Date and every anniversary thereof, provided that if the Rent Commencement Date is on a date other than the first day of the month, the first Lease Year shall be extended by the number of days from the Rent Commencement Date until the first day of the next succeeding month. It is the intention of the parties hereto that the Rent provided for herein shall be received and enjoyed by the Landlord as a net sum free from all imposition, charge, fee, utility bill, maintenance expense, premium, or other expense or cost, except state, or federal income taxes assessed against the Landlord or state, or federal capital levy, franchise, estate, succession, inheritance, or transfer taxes of the Landlord.
(B)Rent Payment. Commencing on the Rent Commencement Date, Tenant shall pay its Rent monthly in advance on or before the first day of each month without offset or demand. All Rent provided for in this Lease shall be prorated for any partial month at the beginning or end of the Initial Term or any Extension Term, as the case may be. Tenant’s pro rata rent obligation shall be in the ratio of the number of days in the partial month for which Tenant has a rent obligation divided by the number of days in the month and multiplied by the applicable monthly rent as set out above. Tenant shall make Rent checks payable to CIGG, LLC, and mail them to the following address: 3415 South College Road, Wilmington, NC 28412, or such other location as may be designated by Landlord to Tenant in writing from time to time in accordance with Section 33 of this Lease.
(C)Electronic Fund Transfer. In the event that the financial institution of the payee identified under Subsection C above accepts the electronic transfer of funds, Tenant may, at its election, make payments of Rent and all other sums which may come due hereunder from time to time by electronic fund transfer. Landlord shall complete all applications and do all other things as may be reasonably required to authorize such electronic fund transfers.

(D)Additional Rent. Any amount required to be paid by Tenant hereunder (in addition to Base Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder, except as set forth herein to the contrary. Base Rent and Additional Rent are collective referred to herein as “Rent”. In addition to the Base Rent specified in this Lease, commencing as of the Rent Commencement Date, Tenant shall pay to Landlord as Additional Rent for the Demised Premises, in each full or partial Lease Year during the Term, an amount equal to the Operating Expenses for a particular Lease Year (the “Annual Operating Expense Adjustment”). Landlord and Tenant acknowledge and agree that so long as Tenant is leasing all of the rentable square footage of the Building, Tenant shall be responsible for 100% of the Operating Expenses incurred by Landlord, but that such amount shall be reduced proportionately in the event of any assignment or sublease permitted by this Lease or other reduction of the Demised Premises as may be agreed by Landlord or Tenant. As used herein “Operating Expenses” shall mean the amount of all of Landlord’s costs and expenses paid in connection with utilities (if any), taxes and governmental assessments payable pursuant to Section 21 below, trash removal service, drainage system expense, landscaping maintenance, management fees, professional service fees and expenses (including reasonable attorneys’ fees and accounting fees), parking area maintenance costs, insurance premiums for any insurance coverage requirements under this Lease, any and all assessments imposed by any Property Owners Association with jurisdiction over the Demised Premises, and any and all other costs and expenses attendant with the Landlord’s obligations with respect to the operation, maintenance and repair of the Demised Premises. Operating Expenses shall not include (i) replacement of or structural repairs to the roof structure or the exterior walls; (ii) repairs to the extent covered by insurance proceeds that are actually received by Landlord, or paid by Tenant or other third parties; (iii) alterations solely attributable to third parties other than Tenant; (iv) marketing expenses; (v) any cost or expense associated with compliance with any Laws if such condition existed prior to the Rent Commencement Date; (vi) amortization of principal or interest on account of any indebtedness; (vii) any legal expenses arising out of any misconduct or negligence of Landlord or any person for which Landlord is responsible or arising out of dealings between any principals constituting Landlord or arising .out of any leasing, sale or financing of the Building or the Land or any part of either of them. Within sixty (60) days after the end of Lease year, Landlord and Tenant agree to calculate the actual Operating Expense for the prior twelve month period, and if such calculation results in the Tenant having underpaid the actual Operating Expense for such period, within thirty (30) days after demand is made by Landlord, Tenant shall pay any deficiency. Additionally, Landlord shall estimate the Annual Operating Expense Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. In no event may any such Annual Operating Expense Adjustment exceed, by more five percent (5%), the actual

Operating Expenses for the immediately preceding Lease Year. Tenant shall pay to Landlord each month, at the same time the Base Rent is due, an amount equal to one-twelfth (1/12) of the estimated Annual Operating Expense Adjustment. If Landlord does not furnish any such Annual Operating Expense Adjustment subsequent to the commencement thereof, then until the first day of the second month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section in respect of the last month of the preceding Lease Year, and after such estimate is furnished to Tenant, Landlord shall refund Tenant any overpayment or if there is a deficiency, Tenant shall pay any deficient amount to Landlord thirty (30) days after demand therefor.
(E)Audit. Tenant, upon notice given at any time, may elect to have Tenant’s designated representative (in such notice) examine such of Landlord’s books and records (collectively “Records”) as are reasonably relevant to review Operating Expenses. “Records” include sales tax reports and sales tax returns, receipts, bank and check books and records supporting data maintained by Landlord and related to Operating Expenses. Tenant’s representative shall be permitted to examine the Records at the office of Landlord or Landlord’s managing agent at such time or times during normal business hours as Landlord shall reasonably designate and Tenant shall be entitled, at its expense, to make copies of Records reasonably relevant to the Operating Expenses for the Lease Year in question. Tenant and Tenant’s employees, accountants and agents shall treat all Records as confidential, and, upon request by Landlord, shall confirm such confidentiality obligation in writing prior to such examination. In no event shall the preceding sentence be deemed to limit Tenant’s rights of discovery and disclosure in any action or proceeding, or be construed so as to prohibit Tenant from complying with the directive of any court or arbitrator. Within one hundred twenty (120) days after the date on which the Records are made available to Tenant in response to a request by Tenant, Tenant may send a notice (“Tenant’s Statement”) to Landlord that Tenant disagrees with the applicable Annual Operating Expense Adjustment, specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Operating Expenses that Landlord claims is due from Tenant for such Lease Year. Landlord and Tenant shall thereafter meet and attempt in good faith to resolve such disagreement. If the parties fail to resolve such disagreement within ninety (90) days after the date when Tenant gives Tenant’s Statement to Landlord, then either Landlord or Tenant may notify the other that such party desires to have such disagreement determined by arbitration in accordance with the terms of this Lease. Pending resolution of such disagreement, (A) Tenant shall pay the undisputed portion(s) of the Annual Operating Expense Adjustment in accordance with the Annual Operating Expense Adjustment in question and (B) Tenant shall not be deemed to be in default under this Lease for withholding payment of the disputed portion(s). If the arbitrator shall determine that any disputed portion of such Annual Operating Expense Adjustment was required to be paid by Tenant,

Tenant shall pay to Landlord within, thirty (30) days after such determination, such disputed amount. If it is determined as a result of any examination by Tenant of Landlord’s Records that the sums payable by Tenant in respect of Operating Expenses for any Lease Year exceeded the actual payment of Operating Expenses for such Lease Year by more than five percent (5%), then, in addition to amounts payable by Landlord, Landlord shall reimburse Tenant for the out-of-pocket cost of Tenant’s examination. Landlord shall retain all Records relating to payment of Operating Expenses until Tenant no longer has the right to examine such Records. Tenant’s payment of any Operating Expenses shall not preclude Tenant from later disputing the correctness of any Operating Expenses within the time periods set forth above. The foregoing right of audit shall only apply to Operating Expenses paid by Tenant during any twelve-month period for up to three (3) years prior to the date of the Tenant’s audit demand. Landlord shall not be required to retain any Records for any period exceeding three (3) years.
10.SECURITY DEPOSIT. Tenant and Landlord have previously entered into that certain Build to Suit Development Agreement dated January 29, 2021 (the “Development Agreement”), whereby Tenant has paid to Landlord the sum of ONE HUNDRED FIFTY THOUSAND and NO/lO0THS DOLLARS ($150,000.00) to secure payment of certain architectural and design fees incurred by Landlord on Tenants behalf in designing the Building to Tenant’s specifications. Upon Tenant’s occupancy of the Demised Premises and opening for its business therein, Landlord shall deposit the full amount of such payment ($150,000.00) into an Escrow Account at First Bank located in Wilmington, North Carolina to be held as the Security Deposit under this Lease (the “Security Deposit”). The Security Deposit shall be held during the Term to secure the faithful performance of Tenant’s promises and duties contained herein. Landlord shall not be required to pay any interest to Tenant upon the Security Deposit. Upon any termination of the tenancy herein created, including any month to month tenancy created from a holdover, Landlord may deduct from the Security Deposit amounts sufficient to pay (1) any damages sustained by Landlord as a result of Tenant’s nonpayment of Rent or nonfulfillment of the term of this Lease or breach of any other term or condition of this Lease beyond any applicable notice and cure periods; (2) any damages to the Demised Premises for which Tenant is responsible and has failed to timely repair beyond any. applicable notice and cure periods; (3) any unpaid bills which become a lien against the Demised Premises due to Tenant’s default under this Lease beyond any applicable notice and cure period; (4) any costs of re renting the Demised Premises after the termination of this Lease due to the default of Tenant beyond any applicable notice or cure period; and (5) any court costs incurred by Landlord in connection with terminating the tenancy due to Tenant’s default of this Lease beyond any applicable notice and cure period. After having deducted the above amount, Landlord shall refund to Tenant the balance of the Security Deposit along with an itemized statement of any deductions no later than sixty (60) days after the expiration or earlier termination of this Lease.

11.HOLD OVER. Any holding over by Tenant beyond the Initial Tenn of this Lease or any Extension Tenn thereof shall be on the same terms and conditions as contained herein, except for Rent which shall be at the rate of one hundred fifteen percent (115%) of the last monthly Rent specified in this Lease and shall be a month-to-month tenancy terminable by either party upon thirty (30) days’ prior written notice to the other party.
12.USE: BUSINESS OPERATION: AND QUIET POSSESSION.
(A)Use. Except with respect to the Prohibited Uses and to the extent not prohibited by the Permitted Encumbrances, Tenant may use the Demised Premises for any lawful purpose. Without limiting the foregoing, Landlord acknowledges that Tenant shall have the right, from time to time, to use any portion of the Demised Premises for offices and medical laboratories. The “Prohibited Uses” shall mean those uses prohibited by that Master Declaration Of Protective Covenants For Waterford Commercial Property recorded in Book 1813, Page 786 of the Brunswick County, North Carolina, Registry, and any Amendments or Supplements thereto including but not limited to those recorded in Book 1823, Page 1313; Book 4091, Page 1307; Book 4631, Page 139; and any and all amendments and supplements thereto; all in the Brunswick County Registry (cumulatively referred to as the “Declaration”).
(B)Quiet Possession. Subject to Tenant’s obligation to pay when due to Landlord all sums required hereunder and performing and observing all of Tenant’s obligations hereunder, Tenant shall peacefully and quietly have, hold and enjoy the Demised Premises throughout the Term without interference by Landlord.
(C)Title Exceptions. Tenant acknowledges receipt of the Investors Title Insurance Company commitment number 202112852NCT/RC01, having an effective date of May 13, 2021, together with copies of the documents identified· as exceptions to coverage on Schedule B thereof (collectively, the “Title Report”) for the Demised Premises. Those matters identified on the Title Report, including without limitation, the Declaration, are referred to herein as the “Permitted Encumbrances”.
(D)ADA. Landlord covenants and agrees that, as of the Completion Date, the Demised Premises shall comply in all respects with the Americans With Disabilities Act or any similar federal, state or local statute, law, or ordinance (the “ADA”). In the event the Demised Premises must be modified or any other action relating to the Demised Premises must be undertaken in the future to comply with ADA the responsibility for such modification or action (including the payment of all costs incurred in connection therewith) shall belong to Landlord unless such modification or action is required because of (i) any special or unique use or activity in the Demised Premises other than Tenant’s Intended Use or (ii) the performance of any alterations within the Demised Premises.
13.ASSIGNMENT AND SUBLETTING BY TENANT. Anything else herein to the contrary notwithstanding, Tenant shall not be allowed to assign its leasehold interest created herein, this Lease, or any of its rights, privileges, or obligations created hereunder without prior written consent of Landlord, which Landlord may withhold in its sole discretion. Any other provision in this Lease to the contrary notwithstanding, the Tenant shall have no right to sublet the Demised Premises, or any part thereof to subtenants without Landlord’s prior written consent which it may withhold in its sole discretion. Landlord’s consent to any assignment, subletting, occupation, or use by another person other than Tenant shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person other than Tenant, it being understood that Landlord’s rights hereunder are continuing and shall not be exhausted, regardless of the number of times such assignment, subletting, occupation or use shall occur. Provided, however, and notwithstanding the foregoing to the contrary,’ Tenant shall be entitled, without seeking or obtaining the prior written consent of Landlord, to assign this Lease or to sublet the Demised Premises (in whole or in part) to any entity that controls Tenant, that is under common control with Tenant or that is controlled by Tenant (a “Permitted Assignee”), provided that the Guaranty remains in full force and effect and such Permitted Assignee has a tangible net worth, at the time the assignment or sublease transaction is completed, which is not less than the net worth of Tenant named herein as of the Lease Date, and further provided Tenant delivers to Landlord, prior to the effective date of such assignment or sublease transaction involving the Permitted Assignee, documentation reasonably acceptable to Landlord to evidence same. A change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant shall be deemed a transfer to a Permitted Assignee. In the event that Tenant desires at any time to assign this Lease or sublet all or any part of the Demised Premises to any party other than a Permitted Assignee which satisfies the terms of this Section 13, Tenant shall submit to Landlord in writing at least thirty (30) days prior to the proposed effective date of the assignment or sublease transaction (i) a request for permission to assign or sublet setting forth the proposed effective date (which shall be no less than thirty (30) days after the delivery of such notice to Landlord); (ii) the name of the proposed subtenant or assignee; (iii) the nature of the business to be carried on in the Demised Premises after the assignment or sublease; (iv) the terms and provisions of the proposed assignment or sublease instrument(s); (v) current financial statements of the proposed subtenant or assignee; and (vi) such additional information as Landlord may reasonably request in order to make a reasoned judgment regarding the proposed assignment or sublease.

If Tenant assigns, sublets or makes any other transfer of all or any portion of its interest(s) hereunder, Tenant named in this Lease shall remain directly and primarily responsible for the faithful performance and observance of all of the covenants and obligations on Tenant’s part to be performed in this Lease unless otherwise agreed by the parties in writing. Any assignee or subtenant hereunder shall be bound by and shall comply with all of the terms and provisions in this Lease, including, without limitation, the Prohibited Uses. Tenant shall give Landlord prompt written notice of any assignment or sublease that is completed by Tenant pursuant to this Section 13, and each such written notice shall include the complete name and notice address of the assignee or subtenant.
Notwithstanding the generality of the foregoing, Tenant shall be permitted to finance its leasehold interest, Required Tenant Improvements and Tenant’s Prope1ty, and Landlord shall enter into such customary landlord consent and estoppel agreements as any lender to Tenant shall reasonably request. However, Landlord shall under no circumstances be required to subordinate nor hypothecate its fee ownership interest in the Demised Premises to any lender to Tenant, nor to provide a waiver of any default by Tenant under the Lease. In addition, Tenant shall be entitled to enter into equipment leasing arrangements, provided that such arrangements do not result in any security or lien filing on the Demised Premises and/or the Building or grant any rights (other than access and removal) to the Demised Premises.
14.ASSIGNMENT BY LANDLORD. If the Building is sold, Landlord may assign its interest in this Lease to a subsequent owner of the Building without Tenant’s prior consent. Landlord shall notify Tenant of such assignment within fifteen (15) days of any such assignment, including the name, address, phone number and other information for the new Landlord. Landlord shall transfer the Security Deposit to the assignee and Landlord shall require such assignee unconditionally assume in writing Landlord’s obligations hereunder from and after the date of such sale, subject to the terms and conditions hereof.
15.SIGNS. Tenant may install such signs in sizes, number and locations in and around the Demised Premises, including, without limitation, on the exterior fa9ade of the Building, as determined by Tenant, so long as such additional signs are in accordance with applicable Laws and Permitted Encumbrances. Tenant shall obtain, at its sole cost and expense, any permit required for the installation of Tenant’s signs provided Landlord agrees to assist Tenant, at no additional cost to Landlord, in Tenant’s pursuit of any approvals required by Permitted Encumbrances for the installation of Tenant’s signs.
16.REPAIRS AND MAINTENANCE BY LANDLORD. Commencing on the Rent Commencement Date and during the Term, Landlord at its sole cost and expense, shall maintain and as needed repair or replace, the following components of the Demised Premises in accordance with all Laws and the terms of this Lease:
(i)the drains, gutters and downspouts such that the Building remains weather- tight and storm water is directed away from the foundation;
(ii)the roof, provided however if Tenant installs, affixes, or otherwise places Telecom Equipment on the roof pursuant to Paragraph 20 hereof, the maintenance, repair and replacement of such Telecom Equipment shall be the responsibility of Tenant, and further if Tenant fails to notify, and follow instruction from Landlord’s roofing contractor with regard to the installation of the Telecom Equipment, then Tenant shall be responsible for repairs to and replacement of the roofing system;
(iii)the foundation, exterior walls structural frame, floor slabs and sprinkler systems of the Building;
(iv)the Exterior Common Areas; and,
(v)all exterior utility lines and pipes to the point of entry to the Building which are not otherwise maintained or operated by a utility company; provided, however, Landlord shall be responsible for pursuing a utility company to make any repairs necessary.
Landlord has the right and responsibility to enter the Demised Premises periodically, at any reasonable time and upon reasonable advance notice to Tenant, to inspect the condition of the Demised Premises and to perform any maintenance, repairs or replacements required to be performed by Landlord hereunder. Except in the case of emergency, Landlord and Landlord’s agents and representatives shall be accompanied by an agent or employee of Tenant during any access or inspection of the Demised Premises. Landlord agrees to use commercially reasonable efforts to avoid contacting or materially interfering with Tenant’s employees or invitees and their confidential business records when accessing the Demised Premises as permitted hereunder. Any maintenance, repairs, or replacements by Landlord shall be performed diligently and in a manner so as to cause the least interference possible with Tenant’s business operation. If Landlord shall complete any maintenance, repair or replacement, of which it receives notice from Tenant, within fifteen (15) days after the date of Tenant’s notice to Landlord (or sooner in the event of an emergency); provided, however, if any required maintenance, repair, or replacement cannot reasonably be completed within such fifteen (15) day period, Landlord shall commence same within such fifteen (15) day period and diligently pursue same to completion, but in no event shall such completion extend beyond sixty (60) days after the date of Tenant’s notice. Should Landlord fail to complete any required maintenance, repair or replacement within the time provided in this Section, Landlord’s failure shall constitute an event of default hereunder without further notice from Tenant, and Tenant shall have the right to perform such maintenance, repair and replacement, and Landlord expressly authorizes Tenant to offset the cost thereof against future rent payments, in addition to any other remedies available to Tenant under this Lease or at law or in equity.
17.REPAIRS AND MAINTENANCE BY TENANT. Commencing on the Rent Commencement Date and during the Term, Tenant shall, except for Landlord’s obligations under Section 16, be responsible, at its sole cost and expense, for all maintenance, repairs, and replacements of the Demised Premises, including but not limited to:
(a)repairing and replacing glass, windows and doors, and except when damage is caused by latent defects (which shall be the Responsibility, of Landlord);
(b)the roof, if Tenant installs, affixes, or otherwise places on the roof Telecom Equipment pursuant to Paragraph 20 hereof;
(c)maintaining the interior of the Building;
(d)maintaining all elevators serving the Building, which shall include Tenant entering into an elevator service agreement for periodic servicing of the elevator such that it at all times is operating and in compliance with all applicable laws and regulations;
(e)maintaining, repairing and replacing the electrical and plumbing systems and equipment, and all utility lines serving the Building located within the Building;
(f)maintaining all HVAC systems serving the Building, which shall include Tenant entering into a HVAC maintenance agreement for the periodic servicing of the HVAC systems with a licensed HVAC contractor, all at the expense of Tenant;
(g)maintaining, repairing and replacing Tenant’s building sign(s) and the pole, lamps, box and sign face(s) of Tenant’s pylon and/or monument sign, if any; and,
(h)repairs or replacements necessitated by the negligence or intentional misconduct of Tenant, and/or its agents, contractors or employees, including items which would be Landlord’s responsibility under Section 16 but for such negligence or intentional misconduct, or Tenant’s failure to observe or perform any of its covenants or obligations under this Lease.

Tenant shall provide to Landlord copies of all service and/or maintenance agreements set forth herein as Tenant’s responsibility.
18.SURRENDER OF DEMISED PREMISES. Upon the expiration of the Term, Tenant shall peaceably surrender the Demised Premises to Landlord in the same condition in which they were received from Landlord on the Completion Date, except: (i) as altered as permitted or required by this Lease or Laws; (ii) for repairs, replacements and maintenance required to be performed by Landlord; and (iii) for ordinary wear and tear; provided, however, Tenant shall have no obligation or liability to Landlord for conditions resulting from a Damage Event (except as otherwise expressly provided herein) or Condemnation Proceedings. Tenant shall remove Tenant Property from the Demised Premises upon expiration of the Term.
19.UTILITIES, EASEMENTS, JANITORIAL, Etc.
(A)Utilities. Tenant may select its utility service providers. Tenant shall pay directly for all utilities used by Tenant in the Demised Premises as of the Rent Commencement Date and during the Tenn. As used herein the term “utilities” shall include, but shall not necessarily be limited to, all electric, gas, internet, cable, telephone, water, sewer (including any grinder pumps), janitorial, and trash removal services.
(B)Easements and Licenses. Within fifteen (15) days after Tenant’s request, Landlord shall grant and provide, in writing, any easements or licenses reasonably required by any utility providers for which Tenant seeks services for the operation of its business, including internet or telecommunication services.
(C)Common Area Assessments. The costs incurred by Landlord in performing the maintenance, repair and replacement obligations set forth in Section 16 above in good condition and repair and in compliance with all Laws for a particular Lease Year shall be included in Operating Expenses (except as may otherwise be set forth above) and paid by Tenant as Additional Rent pursuant to Section 8 above. The cost of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably determined by Landlord and Tenant), and only the amortized portion shall be included in Operating Expenses. As used herein, “Exterior Common Area” shall mean those areas and facilities provided for the use or benefit of tenants generally and/or the public, including the exterior of the Building and all Site Improvements on the Land, including, without limitation; (A) all parking areas, enclosed or otherwise, and all streets, sidewalks, signs and landscaped areas located on or within the Land; (B) all improvements and landscaped areas located in public rights-of-way directly contiguous to the Land if and to the extent Landlord maintains areas from time to time;

(C) all driveways and paved areas servicing the Building; (D) landscaped areas on the Land; and (E) any signage that is not the property of Tenant and landscaping improvements (including any lighting improvements, irrigation improvements, fountain or other water amenity improvements or other similar improvements associated with or constituting an integral part of the signage and landscaping improvements) located on the Land.
20.ALTERATIONS.
(A)General. Tenant shall not make any structural alterations or additions to the Demised Premises without first obtaining Landlord’s written consent, however, non-structural alterations are hereby permitted. Tenant shall comply in all material respects with all Laws in its construction of any alterations.
(B)Telecom Equipment. Additionally, Tenant shall have the exclusive right, at no additional charge, to use a reasonable percentage of all of the risers located in the Building to install, operate, maintain, replace and remove electrical and telecommunications wiring and related equipment therein (e.g., antennae, satellite dish(es), microwave dishes, signal repeaters, computer systems and like equipment, and/or other communications and/or television equipment, together with related equipment, mountings and supports) (collectively, “Telecom Equipment”). Tenant shall also have the right, in its sole and absolute discretion without charge by Landlord, to install, operate and maintain (or allow to be installed, operated and maintained by a third party service provider) Telecom Equipment, including wireless office and communications services (specifically including, without limitation, “wi-fi” systems, cellular signal repeaters and/or distributed antenna systems) for wireless communication (“Wireless Network”), within the Demised Premises, including the roof or any setbacks reasonably designated by Landlord, provided that such Telecom Equipment is installed, maintained, and operated exclusively to serve the operations of Tenant without the need for any further consent or approval from Landlord. Without limiting the generality of the foregoing, but subject to applicable Law, nothing contained herein shall be deemed to restrict Tenant’s right to install Telecom Equipment within the Demised Premises. Tenant shall be permitted to access all communications hardlines entering into the Building directly from the street. Landlord shall have no interest in any Telecom Equipment installed by or for the benefit of Tenant, it being understood and agreed that any and all such installations shall be and remain the sole property of Tenant and such installations may be removed from the Demised Premises at any time during the Term hereof by Tenant. Upon Tenant’s removal of any of its Telecom Equipment, or any other of Tenant’s property whatsoever, Tenant shall repair, and as necessary replace, the Demised Premises to the condition that the same was in when Tenant took occupancy, reasonable wear and tear excepted.

21.TAXES AND ASSESSMENTS. Landlord shall list the Demised Premises for taxes and Tenant shall pay, as Additional Rent, all ad valorem taxes and all other assessments of whatever kind or nature assessed against the Demised Premises and against or on the furnishings, fixtures, inventory, equipment, leasehold improvements and other prope11y situated or placed upon, in or about the Demised Premises. Landlord agrees to send to Tenant promptly copies of any notices for any such taxes, assessments or other charges if such notices are received by Landlord. Upon reasonable notice to Landlord, Tenant shall have the right to protest any tax assessments in the name of the Landlord and as Landlord’s agent, but without expense to Landlord.
22.INSURANCE.
(A)Tenant at its sole cost and expense, shall procure and keep in force at all times during the Term or any extended Term, fire and extended coverage insurance on the improvements constructed on the Demised Premises, including without limitation any plate glass, in an amount equal to the “full replacement cost” thereof, insuring the interest of Landlord and Tenant. The “full replacement cost” shall be determined from time to time, but not more frequently than once in any twenty-four calendar months at the request of the Landlord, by one of the insurers, or at the option of the Landlord, at its sole cost and expense, by an appraiser, engineer, architect or contractor who shall be mutually acceptable to the parties.
(B)Tenant shall continuously maintain and pay the premium upon a policy of liability insurance during the term of this Lease, naming Landlord as an additional insured and insuring against any loss or liability connected with the above in the amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) for injuries· to one or more persons in any one accident, and in the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) for damage to property.
(C)All such policies of insurance shall be in standard form and shall name Landlord and Tenant as additional insureds as their interests may appear. Premiums for all policies of insurance herein referred to and all renewals thereof shall be paid by Tenant as provided above, on or before the beginning date of the next annual policy or renewal period. If Tenant shall at any time fail to insure or keep insured as aforesaid, Landlord may obtain and maintain such insurance on Tenant’s behalf, and all sums expended by the Landlord for that purpose shall be repayable by Tenant on demand.
(D)In addition to the insurance coverage as set forth above, Tenant shall maintain throughout the Term and any extended Term, at its expense, such other insurance on the Demised Premises in such amounts and against such other insurance hazards which at the time are commonly obtained by Tenant in the normal course of its business.

(E)The limit of any of the insurance required by this section shall not limit the liability of Tenant. The limits of all insurance required herein shall be increased from time to time to reflect the increase in the Consumer Price Index (if defined herein) or as required by good business practice.
(F)During the Term, Landlord shall maintain the following types of insurance: (a) Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering the Demised Premises and Exterior Common Area against claims for bodily injury or death and property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $5,000,000 for each policy year, or such higher amount as would be maintained by a commercially reasonable owner of any of the comparable building, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies; (b) Special Form Insurance in the amount of the full replacement cost of the Building and Required Tenant Improvements but excluding the Tenant Property (as defined in Section 35), and (c) Business and/or Rent Interruption Insurance to provide Landlord coverage in the event of loss or rent abatement under Paragraph 26 hereof. The expense of insurance premiums and deductibles required under this Paragraph 22(F) shall be an Operating Expense and considered a component of Additional Rent to be paid by Tenant.
23.WAIVER OF SUBROGATION. Notwithstanding anything contained in this Lease to the contrary, Landlord (and its affiliates, property managers and mortgagees) and Tenant (and its affiliates) hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Demised Premises, its contents, or other portions of the Building, Landlord’s Work or Land arising from any risk which is required to be insured against by Section 22 above. The special form property insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.
24.INDEMNIFICATION. Landlord and Tenant shall each defend, indemnify and save harmless the other and its guarantor (if any), its affiliates and successors each of their respective directors, officers, partners, employees, representatives, agents and assignees (“Indemnitees”) from all claims, costs, damages, judgments, expenses, fines, liabilities and losses (including reasonable attorneys’ fees, paralegal fees, expert witness fees, consultant fees, and other costs of defense) arising from or as a result of (i) any injury, including death, loss or damage of any kind whatsoever to any person or entity or to the property of any person or entity as shall occur on the Demised Premises during the effectiveness of this Lease and that is caused by the negligence or misconduct of the indemnifying party, its agents, employees or contractors, or (ii) the indemnifying party’s failure to perform its obligations under this Lease. The indemnities provided herein are ones of first defense and payment, not of reimbursement or surety and shall in no way be limited by or to the amount of insurance carried, or required to be carried hereunder. The obligations of this Section shall survive expiration of the Term or te1mination of this Lease.
25.ENVIRONMENTAL CONDITIONS.
(A)Landlord warrants to Tenant that Landlord neither knows of nor has been advised of any legal or administrative proceedings, claims or alleged claims, violations or alleged violations, infractions or alleged infractions, pertaining to the Demised Premises of any existing or issued statutes, laws, rules, ordinances, or orders permits, and regulations of all state, federal, local, and other governmental and regulatory authorities, agencies, and bodies applicable to the Demised Premises, pertaining to environmental matters, or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or material including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, or the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (all hereafter collectively called “Environmental Laws”).
(B)Landlord herein agrees to indemnify and hold harmless the Tenant Indemnitees against and in respect of any and all damages, claims, losses, liabilities and expenses, including without limitation, reasonable legal, accounting, consulting, engineering and other expenses which may be imposed upon or incurred by Tenant, its successors or assigns, by any other party or parties (including without limitation a governmental entity), arising out of or in connection with any condition at, on or about the Demised Premises existing prior to the commencement of this Lease, or thereafter to the extent caused by the negligence or willful misconduct of Landlord, its employees, contractors and agents, including the exposure of any person to any such environmental condition, regardless of whether such environmental condition or exposure resulted from activities of Landlord or prior occupants of the Demised Premises. Landlord hereby agrees to promptly remediate or remove, or cause the remediation or removal of, to the extent required by applicable Environmental Laws, any such hazardous materials from the Demised Premises except to the extent required to be removed by Tenant pursuant to this Lease. Any such remediation by Landlord will be accomplished in such a manner so as to minimize interference with Tenant’s use and occupancy of the Demised Premises. If such remediation prohibits or interferes with Tenant’s ability to conduct business from the Demised Premises from and after the Rent Commencement Date, Rent shall be equitably abated during the period of such interference with respect to that p01tion of the Demised Premises interfered with.

(C)Tenant covenants and agrees that it will do nothing that would cause the Demised Premises to be in violation of any of Environmental Laws. Tenant shall execute reasonable affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials at, on, or about the Demised Premises.
(D)Tenant herein agrees to indemnify and hold harmless Landlord, its successors and assigns, against and in respect of any and all damages, claims, losses, liabilities and expenses, including without limitation, reasonable legal, accounting, consulting, engineering and other expenses which may be imposed upon or incurred by Landlord, its successors or assigns, by any other party or parties (including without limitation a governmental entity), arising out of or in connection with Tenant’s breach of Section 25C.
(E)For the purpose of applying the covenants of Section 25C, the Demised Premises shall also mean, refer to and include all the Tenant Property used in connection with the Demised Premises (including that owned by Tenant) and the soil, ground water and surface water of the Demised Premises.
(F)Landlord and its engineers, technicians and consultants may, from time to time as Landlord deems appropriate, conduct periodic tests and examinations (“Audits”) of the Demised Premises to confirm and monitor compliance with provisions of this Section 25. Such Audits shall be conducted in such a manner as to minimize the interference with Tenant’s permitted activities on the Demised Premises; however, in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm compliance with the provisions herein. Tenant shall fully cooperate with Landlord and other persons in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with the provisions herein, in which case the cost of such Audit, and the cost of all subsequent Audits made during the Term and within one hundred (100) days thereafter, shall be paid by Tenant on demand. The covenants contained herein shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify Landlord under the terms hereof.
26.DAMAGE. If the Demised Premises shall be destroyed or damaged, in whole or in part, by fire or other casualty (a “Damage Event”), Tenant shall promptly notify Landlord when Tenant has knowledge of same, then Landlord shall, at its sole cost and expense, diligently repair and restore the

Building to substantially the condition immediately prior to the damage in such manner as to not, to the extent practicable, interfere with Tenant’s conduct of its business in the Demised Premises; provided that, in no event shall Landlord be required to repair or restore the Tenant Property, which shall be repaired and restored by Tenant. At the request of Tenant, Landlord shall, from time to time, promptly inform Tenant of the progress of Landlord’s restoration work and of the estimated date of completion of the same and otherwise consult with Tenant. Notwithstanding the generality of the foregoing, at Tenant’s election, provided that Landlord assigns to Tenant all insurance proceeds payable to Landlord under the property insurance policy, Tenant may elect to restore the portion of the Demised Premises so damaged or destroyed to the same condition, as nearly as possible, as existed prior to such Damage Event in good faith, and with promptness and diligence. In such event, Landlord shall cooperate with Tenant in all ways necessary to expedite the restoration. From the time of any damage or destruction to the Building until the earlier to occur of (i) the date when Landlord redelivers possession of the Demised Premises (or the applicable portion thereof) to Tenant in the condition required above or (ii) or the date when Tenant resumes operations of its business in such portion of the Demised Premises, Rent shall be reduced in the proportion to the Rentable Area of the portion of the Demised Premises that is not usable or reasonably accessible by Tenant for the conduct of its business.
Notwithstanding the generality of the foregoing, if (a) the Demised Premises are totally damaged or are rendered wholly untenantable, (b) if a reputable licensed engineer estimates that the period of time to restore the Demised Premises exceeds three hundred sixty (360) days from the date of such fire or other casualty or (c) there are less than twelve (12) months remaining in the Term and Tenant elects not to exercise its option to extend the Tenn, or no such option is remaining, then in either of such events, Tenant may, not later than ninety (90) days following the date of the damage, give Landlord a written notice terminating this Lease. If this Lease is so terminated, (a) the Tenn shall expire upon the date set forth in such notice, which shall not be less than thirty (30) days after such notice is given, and Tenant shall vacate the Demised Premises and surrender the same to Landlord no later than the date set forth in the notice, (b) Tenant’s liability for rent hereunder shall cease as of the date of the damage, (c) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant, and (d) Landlord shall be entitled to collect all insurance proceeds of policies held by Landlord or Tenant providing coverage for alterations and other improvements to the Demised Premises. Landlord shall retain such proceeds from Tenant’s insurance only to the extent that Landlord performed or paid for such alterations and improvements, whether by contribution, offset or otherwise, and the balance of such proceeds, if any, shall be paid to Tenant.
27.CONDEMNATION.

(A)Complete Taking. In the event the entire Demised Premises are taken in Condemnation Proceedings, Tenant may terminate this Lease upon written notice without further liability under this Lease, except for such obligations as may be due as of the date of termination, and Landlord shall refund any unearned rent to Tenant.
(B)Partial Taking. In the event any part of the Demised Premises, or all or part of rights-of-way adjoining or approaches to the Demised Premises, are taken in Condemnation Proceedings (other than widening of adjacent highways that do not affect access to the Demised Premises or loss of any merchandise display area or a taking of a portion of the parking lot that leaves a sufficient number of parking spaces remaining for the operation of Tenant’s business and to meet governmental requirements, which shall be considered a “de minimus” taking) so that in the reasonable business judgment of Tenant the Demised Premises remaining would be unsatisfactory for Tenant’s business operation, Tenant may terminate this Lease upon written notice to Landlord without further liability under this Lease, except for such obligations as may be due as of the date of termination, and Landlord shall refund any unearned rent to Tenant. Should Tenant elect to retain that portion of the Demised Premises not taken, Landlord shall promptly and with due diligence restore the remaining Demised Premises to as close to their condition as existed prior to the taking as is feasible. Commencing on the date Tenant relinquishes possession of that portion of the Demised Premises taken and during the remainder of the Term, rent shall be reduced (i) in proportion to the amount of the Demised Premises lost, except that there shall be no reduction for a de minimus taking, or (ii) if Tenant shall elect, in proportion to the effect of the loss of such area on Tenant’s business. Notwithstanding the foregoing, should Tenant be required to relinquish possession of the entire Demised Premises during the period of restoration, Rent shall abate completely from the time Tenant relinquishes possession of the entire Demised Premises until the first to occur of (i) sixty (60) days after the restoration is Complete and exclusive possession of the Demised Premises is delivered to Tenant, or (ii) the date on which Tenant reopens its business to the public.
(C)Condemnation Proceedings. For purposes of this Lease, the term “Condemnation Proceeding” shall mean a governmental taking of all or any part of the Demised Premises, and shall include conveyances and grants made in anticipation of or in lieu of governmental taking. Tenant may participate in any proceeding pertaining to condemnation of the Demised Premises whether or not Tenant elects to terminate this Lease. Landlord and Tenant shall each be entitled to their separate claims based on their respective interests even if a single award for all damages is given by the condemning authority.
28.LIENS. Subject to Section 29, neither Landlord nor Tenant shall allow any liens to be filed against the Demised Premises arising from work performed, service rendered, or materials supplied to the Demised Premises by either party or their respective agents, employees, contractors, subcontractors or materialmen. In the event any such lien is filed, Landlord shall, within the statutory time frame (and Tenant shall within thirty (30) days of receipt of Landlord’s notice of the existence of a lien caused by Tenant or Tenant’s agents, employees, contractors, subcontractors or materialmen) discharge or, where allowed by law, bond over such lien.
29.MEMORANDUM OF LEASE. Landlord shall record a memorandum of lease (the “Memorandum of Lease”) executed contemporaneously with this Lease upon the earlier of the following event or occurrence: (i) if Landlord did not own fee simple title to the Land on the Effective Date, the date of Landlord’s acquisition of title to the Land and prior to any mortgage or deed of trust executed in connection with such acquisition, or (ii) no later than five (5) days prior to the furnishing of any labor or materials on the Land or such date as is necessary to preserve the priority of Tenant’s leasehold interest in the Demised Premises over any mechanics’ or materialman’s lien.
30.CONFIDENTIALITY. Landlord and Tenant shall each hold in confidence the existence of and ALL terms and conditions of this Lease (except as set forth in the Memorandum of Lease) unless the party desiring to disclose the confidential information receives the consent of the non-disclosing party. Notwithstanding the foregoing, either party may disclose the terms of this Lease to its appraisers, lenders, accountants, attorneys, and potential buyers, potential subtenants or assignees, or as may be required by court order or Laws; provided, however, the disclosing party shall be responsible for obtaining adequate assuranc.es from such parties that the disclosed terms hereof shall be held in confidence and the disclosing party shall continue to be liable hereunder for any disclosure. For any action brought for the enforcement of rights or remedies under this Section, Landlord and Tenant hereby consent to the exercise of personal jurisdiction over them by any court (federal or state) of competent jurisdiction in the State of North Carolina, waive all defenses for lack of personal jurisdiction and forum non convenience, and agree that this confidentiality provision is to be governed by the laws of the State of North Carolina without regard to its conflicts of laws.
31.SUBORDINATION TO MORTGAGES. Tenant agrees that, conditioned upon Landlord obtaining and delivering to Tenant (which delivery shall be made concurrently with the execution of this Lease), with respect to each Mortgage (as defined below), a subordination, non-disturbance and attornment agreement with such terms and on such form reasonably required by any Mortgage Lender of Landlord executed by Landlord and the lender under such Mortgage, and in recordable form, this Lease Agreement and the rights of Tenant will be subordinate to and shall be subordinate to the lien of any mortgage or deed of trust (hereinafter called a “Mortgage”) whether such Mortgage is currently a lien on the Demised Premises or hereafter becomes a lien on the Demised

Premises and no further agreements or documents shall be required to render this Lease and the Tenant’s rights subordinate to such Mortgage (unless the lender under a Mortgage requests that this Lease be superior to its Mortgage). Tenant shall execute at Landlord’s request, no more than twice per Lease Year and within twenty (20) days after request therefor, an estoppel ce1iificate addressed to (a) any mortgagee or prospective mortgagee of Landlord; or (b) any purchaser or prospective purchaser of all or any portion of, or interest in, the Demised Premises setting forth, to Tenant’s knowledge: the date Tenant accepted possession; that Tenant occupies the Demised Premises; the termination date of its Lease; the date which rent has been paid; the amount of monthly rent in effect as of such certification; whether or not Tenant has knowledge of any default or breach by Landlord; and that this Lease is in full force and effect except as to modifications or amendments thereto, copies of each of which shall be attached to the certificate. Landlord represents and wan-ants to Tenant that, as of the date hereof, (i) the only mortgage, deed of trust, deed to secure debt or other security instrument encumbering all or any portion of the Building or Land is that Deed of Trust in favor of First Bank, and recorded in Book 4631 Page 150 of the Brunswick County, North Carolina, Register of Deeds office; and (ii) there are no ground or underlying lease(s) of or affecting all or any portion of the Building or Land.
32.DEFAULT AND REMEDIES.
(A)Default. Tenant is in default if Tenant:
(i)fails to pay all or any portion of the Rent or any other sum required by this Lease within five (5) business days after the same is due; provided, however, relative to the first (1st) failure to timely pay such sums in any twelve (12) month period, Tenant shall not be in default if Tenant makes full payment within five (5) business days after receipt of written notice of such delinquency;
(ii)fails to cease conduct prohibited by this Lease immediately upon receipt of written notice from Landlord;
(iii)fails to maintain continuous uninterrupted utilities services to the Demised Premises for more than ten (10) consecutive days; provided, however it shall not be a default of Tenant hereunder if Tenant remedies such failure within ten (10) days after written notice from Landlord thereof;
(iv)fails to have any bankruptcy proceedings dismissed within thirty (30) days after filing;

(v)fails to cease committing waste to the Demised Premises for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.
(vi)voluntarily makes an assignment for the benefit of creditors or if a receiver or trustee is appointed for Tenant’s property; or
(vii)fails to perform to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thi1ty (30) day period and thereafter diligently completes the required action within a reasonable time;
(B)Rights and Remedies. Following the occurrence and during the continuance of any default beyond any applicable notice and cure periods, Landlord, without declaring a termination of this Lease (which right is, however, unconditionally and absolutely reserved), may at its election pursue any one or more of the following remedies in addition to any other remedies available to Landlord at law, in equity, or pursuant to the terms of this Lease:
(i)Landlord shall have the right to continue this Lease in full force and effect, and the right to enter the Demised Premises and te1minate Tenant’s possession and right to possess the Demised Premises and relet the same, including without limitation to the right to change any or all locks on the Demised Premises, all without being liable for forcible entry, trespass or other tort. Tenant shall be liable immediately to Landlord for the actual and reasonable costs Landlord shall incur in reletting the Demised Premises and Tenant shall pay to Landlord the Rent that would have been payable under this Lease for the remainder of the Term discounted at the ten-year treasury rate less the rent Landlord actually receives from any reletting the Demised Premises. Rent received from such reletting shall be applied: first to payment of costs incident to reletting and regaining possession; then to any indebtedness to Landlord from Tenant other than for Rent; and any remaining excess shall then be applied to the payment of Rent due and unpaid hereunder. Tenant shall have no right to any proceeds of reletting that remain following application of the proceeds as above.
(ii)Landlord shall have the right to terminate without notice to vacate (any right to which is hereby waived by Tenant) this Lease and Tenant’s rights to possession of the Demised

Premises at any time, and re-enter the Demised Premises, and Landlord shall have the right to immediately recover from Tenant the Rent that would have been payable under this Lease for the remainder of the Term discounted at the ten-year treasury rate less the rent Landlord actually receives from any reletting the Demised Premises.
(iii)Landlord with or without terminating this Lease may immediately or at any other time thereafter re-enter the Demised Premises and cure any event of default and/or correct or repair any conditions which shall constitute a failure on Tenant’s part to perform any obligation to be performed by it under this Lease, and Tenant shall pay Landlord on demand any and all reasonable and actual costs or expenses paid or incurred by the Landlord in making any such cure, correction or repair.
(C)In the event of any re-entry of the Demised Premises and/or changing of the locks on the Demised Premises and/or termination of this Lease by Landlord pursuant to any of the provisions of this Lease following a Tenant default and any applicable notice and cure periods, Tenant hereby waives all claims for damages which may be caused by such re-entry or changing of locks or termination by Landlord, and Tenant shall save Landlord harmless from any loss, cost (including legal expense and reasonable attorney’s fees) or damages suffered by Landlord by reason of such re-entry or changing of locks or termination, and no such re-entry or changing of locks shall be considered or construed to be a forcible entry. No act by Landlord shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease.
(D)Landlord shall have the right to pursue its remedies at law or in equity to recover from Tenant all amounts then due or thereafter accruing, including Rent, and such other damages as are caused by Tenant’s default, excluding punitive damages.
(E)Notwithstanding anything herein to the contrary, if Landlord has terminated this Lease or Tenant’s right to possession, Landlord agrees to use commercially reasonable efforts to mitigate its damages.
(F)Bankruptcy. If Landlord cannot terminate this Lease because of law, then Tenant, as a debtor in possession or on behalf of any trustee for Tenant, shall (i) within the statutory time, assume or reject this Lease, and (ii) not seek or request any extension or adjournment of any application to assume or reject this Lease by Landlord. In such event, Tenant or any trustee for Tenant may only assume this Lease if (A) it cures or provides adequate assurance that it will promptly cure any default hereunder, (B) it compensates or provides adequate assurance that Tenant will promptly compensate Landlord for any actual pecuniary loss to Landlord resulting from Tenant’s defaults, and (C) it provides adequate assurance of performance during the Term of all of the terms, covenants and provisions of this Lease to be performed by Tenant. In no event after the assumption of this Lease shall any then-existing default remain uncured for a period in excess of the earlier of ten (10) days or the time period set forth herein. Adequate assurance of performance shall include, without limitation, adequate assurance (1) of the source of rent reserved hereunder, and (2) the assumption of this Lease will not breach any provision hereunder.
(G)Attorney’s Fees and Acceleration. If Landlord requires an attorney to enforce any of the provisions of this Lease, Landlord shall be entitled to all reasonable fees, expenses and costs incurred by it.
33.NOTICES. Except for notices given to terminate the Lease, notices required under Section 3 and Subsections 6C, and 6D may be given via electronic mail to Landlord at ______________________ and to Tenant at _________________ cc: ____________. Notices sent via electronic mail shall be deemed to have been properly served when sent with a delivery receipt and receipt shall be deemed to be the date identified on the delive1y receipt.
Except as othe1wise expressly provided in this Section, all notices required under this Lease shall be given in writing and be deemed to have been properly served when given by any of the following methods:

METHODS OF GIVING NOTICE:	RECEIPT DEEMED TO BE:
Certified mail, return receipt requested	Date of delivery or rejection, or date notice is deemed unclaimed by carrier.
Facsimile	Date on proof of transmission
Hand-delivered	Date of personal delivery
Nationally recognized courier	Date of delivery or rejection, or date notice is deemed unclaimed by carrier.
To Landlord at:
CIGG, LLC
c/o ___________, Manager 3514 S. College Road Wilmington, NC 28412
To Tenant at:
[Prior to the Rent Commencement Date]: CYGNUS TECHNOLOGIES, LLC
4332 Southport Supply Rel, SE Southport, NC 28461
Attn: Chief Operating Officer

[Following the Rent Commencement Date]:
CYGNUS TECHNOLOGIES, LLC
(to the mailing address of the Demised Premises)
Attn: Chief Operating Officer
With a copies to:
Maravai LifeSciences
10770 Wateridge Circle, Suite 200 San Diego, CA.92121
Attn: General Counsel
And to:
Troutman Pepper Hamilton Sanders LLP 11682 El Camino Real, Suite 400
San Diego, CA 92130 Attention: _____________ Telephone: ___________
or such other place or places as either party may designate in writing in accordance with this Section, Any notice of transfer of ownership of the Demised Premises shall be accompanied by evidence of transfer of ownership, e.g. deed, court order, deed in lieu of foreclosure.
34.CONSENTS AND APPROVALS.
(A)Landlord’s Consents and Approvals. Whenever it is stated in this Lease that Landlord’s consent or approval is required, such consent or approval shall not be unreasonably withheld, conditioned or delayed. If, in any instance, Landlord refuses to grant its consent or approval, Landlord shall simultaneously give Tenant written notice of the reason(s) for such refusal. If Landlord’s consent or approval is not given or refused within ten (10) days after Tenant’s written request therefor, such consent or approval shall be deemed automatically granted,
(B)Tenant’s Consents and Approvals. Unless otherwise expressly stated in any written notice to Landlord, whenever it is stated in this Lease that Tenant’s consent or approval is required, such consent or approval shall be binding on Tenant only if in a writing signed by an officer of Tenant (authorized Vice President or higher level).
35.TENANT PROPERTY. Tenant’s personal property, merchandise, inventory, furniture, furnishings, signs, equipment, machinery, and trade fixtures, but excluding any generators, walk in coolers, and other machinery and equipment which is affixed to the Demised Premises, (collectively, “Tenant Property”) located at the Demised Premises shall remain the property of Tenant and may be removed from the Demised Premises by Tenant at any time. Tenant shall repair any damage to the Demised Premises caused by such removal. Landlord shall have no lien or other interest whatsoever in any Tenant Property and within ten (10) days following Tenant’s request, Landlord shall execute documents in reasonable form to evidence Landlord’s waiver of any right, title, lien, or interest in Tenant Property.
36.FORCE MAJEURE. If either party shall be prevented or delayed from punctually performing any obligation under this Lease by reason of a Force Majeure Event (as defined below) the time to perform the obligation shall be extended for a period of time equal in length to the duration of the Force Majeure Event; provided, however, the party claiming a delay due to a Force Majeure Event must notify the other party hereto in writing within ten (1,0) days after such party first becomes aware of the Force Majeure Event likely to cause a delay in order to claim any delay in connection with such event and provided further that in no event will the Fixed Completion Date established in Subsection 6C be extended due to a Force Majeure Event. “Force Majeure Event” shall include only the following: (a) any strike or lockout; (b) an Act of God; (c) governmental restrictions; regulations or controls; (d) war or terrorism; (e) fire or other casualty not resulting from the non-performing party’s negligence or misconduct; (f) the shortage of materials or labor; (g) the failure of the other party to timely perform an obligation, which obligation is a condition to the performance of the obligation for which force majeure is being claimed.
37.GOVERNING LAW: SUBMISSION TO VENUE AND JURISDICTION. Except as provided in Section 30 - CONFIDENTIALITY, this Lease shall be governed by and construed in accordance with the laws of North Carolina, without giving effect to its conflict of laws principles or rules, and Landlord and Tenant hereby consent to the exercise of personal jurisdiction over them by any court of competent jurisdiction within the locus of the Demised Premises in connection with any action brought for the enforcement of rights or remedies under this Lease and waive all defenses of lack of personal jurisdiction and forum non convenience.
38.ATTORNEYS’ FEES: LEGAL COLLECTION. Except for actions for default by Tenant which shall be governed by Section 33 hereof, if either party commences an action against the other party arising out of or in connection with the parties’ obligations under this Lease, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit, including, but not limited to, fees and costs of appeal. In the event that Landlord fails to comply with any court order or executed settlement agreement benefiting Tenant, Tenant may offset from rent and other monies due Landlord under this Lease (i) all monies due to Tenant under such court order or executed settlement agreement, and/or (ii) all costs incurred by Tenant in connection with actions taken in order to effectuate such court order or executed settlement agreement.

39.GUARANTY OF LEASE. Simultaneous with the execution of this Lease by Tenant, Maravai Intermediate Holdings, LLC shall execute a Guaranty of Lease in the form attached hereto as Exhibit “D”. The original Guaranty of Lease shall be delivered by Tenant to Landlord with a fully executed counterpart of this Lease.
40.NO WAIVER. The failure of Landlord or Tenant to insist upon the strict performance of any provision of this Lease, or the failure of Landlord or Tenant to exercise any right, option or remedy contained in this Lease; shall not be construed as a waiver for the future of any such provision, right, option, or remedy, or as a waiver of any subsequent breach. No provision of this Lease shall be deemed to have been waived unless such waiver shall be in writing signed by the party to be charged, except as specifically provided herein.
41.INVALIDITY OF CERTAIN PROVISIONS. If any provisions of this Lease shall be invalid or unenforceable, the remainder of the provisions of this Lease shall not be affected and every other provision of this Lease shall be enforceable to the fullest extent permitted by Laws.
42.CAPTIONS. All captions and headings are for convenience of reference only and in no way shall be used to construe or modify the provisions set forth in this Lease.
43.ENTIRE AGREEMENT. This Lease, its attachments and the documents incorporated into the Lease by reference, if any, contain the entire agreement between the parties, and no covenants exist, express or implied, except as contained herein. No statement, promise or inducement made by either party or agent of either party that is not contained in this written agreement shall be valid or binding. This Lease may not be modified in any manner except by a written instrument executed by the parties hereto or their respective successors or assigns.
44.BINDING EFFECT. This Lease, as of the Effective Date, shall bind and inure to the benefit of the parties hereto, their heirs, successors, executors, administrators, and assigns.
45.TIME IS OF THE ESSENCE. It is expressly agreed that time shall be of the essence of this Lease.
46.LEASE CONSTRUCTION. The parties agree that the interpretation, application and construction of this Lease shall in no way take into consideration the fact that this Lease was drafted by for, or on behalf of either party; both parties having had full opportunity to seek the advice of counsel.
47.COMPUTATION OF DAYS. When referred to in this Lease, days shall mean calendar days unless otherwise provided. Unless otherwise expressly provided herein, any period of time required to be calculated under the Lease shall begin on the next day after the act, event or default giving rise for such computation. In the event the last day of the period shall fall on a Saturday, Sunday or federally adopted holiday, then the next business day shall be the last day.
48.SUBDIVISION. No later than the Completion Date, Landlord shall have approved and recorded in the Register of Deeds for Brunswick County the Subdivision Plat attached hereto as Exhibit “E” and provide a copy to Tenant within fifteen (15) days after such recordation (the “Subdivision Plat”). Landlord and Tenant acknowledge that it is anticipated that the Town of Leland will extend Olde Waterford Way to intersect with Old Regent Way, as shown upon the Subdivision Plat. Access to the Land and Demised Premises shall be through curb cuts provided by the Town of Leland onto Olde Waterford Way. It is anticipated that the construction of such roadway will be complete by the Completion Date. However, if such construction of Olde Waterford Way is not completed by the Completion Date, Landlord shall provide a reasonable access easement of twenty-five feet (25’) in width for ingress/egress to the Property across Tract 1 shown on the Subdivision Plat until such time that Olde Waterford Way has been completed (the “Access Drive”) such that Landlord shall guaranty Tenant and its employees, contractors, guests and invitees pedestrian and vehicular access to the Demised Premises to and from the public rights of way in compliance with all Laws.
49.INDEMNIFICATION FOR LEASING COMMISSIONS. The parties hereby represent and warrant that Environments Unlimited Commercial Real Estate (Firm) and Jeremy Phillips (Broker) represents the Landlord in this transactions and will be paid by the Landlord pursuant to the terms of a separate agency agreement. Otherwise the Landlord and Tenant represent that no real estate brokers are or have been involved in the negotiation and execution of this Lease and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto.
50.REPRESENTATIONS AND WARRANTIES. Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms. Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s)

executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

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[Signatures begin on following page]

IN WITNESS WHEREOF, the parties have signed, sealed and delivered this Lease in multiple counterparts, each of which shall be an original document, as the day and year first above written.

LANDLORD:

CIGG, LLC,
a North Carolina limited liability company

By: /s/ John Gray
John Gray, Manager

TENANT:

CYGNUS TECHNOLOGIES, LLC,
a Delaware limited liability company

By: /s/ Kevin Herde
Kevin Herde, Chief Financial Officer

37